UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Packaging Corporation of America

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 27, 2015

Dear PCA Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders to be held at our corporate office, located at 1955 West Field Court, Lake Forest, Illinois, on Tuesday, May 12, 2015 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2014 Annual Report to Stockholders.

It is important to ensure that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card.

Sincerely,

Paul T. Stecko Chairman of the Board

Mark W. Kowlzan Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2015 ANNUAL MEETING OF STOCKHOLDERS

May 12, 2015

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1955 West Field Court, Lake Forest, Illinois, on Tuesday, May 12, 2015, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the ten nominees for director named in the proxy statement for a one-year term to expire at the 2016 Annual Meeting of Stockholders;

•	approve the Amended and Restated PCA Performance Incentive Plan, our performance-based, annual cash incentive award plan;

•	vote on a non-binding proposal to approve our executive compensation;

•	ratify the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 16, 2015 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer

Corporate Secretary

March 27, 2015

PACKAGING CORPORATION OF AMERICA

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2015 Annual Meeting of Stockholders to be held on May 12, 2015 at 8:30 a.m., central time, at our corporate office located at 1955 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 27, 2015 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2016 Annual Meeting of Stockholders (Item 1);

•	approving the Amended and Restated PCA Performance Incentive Plan (Item 2);

•	voting on a non-binding proposal to approve our executive compensation (Item 3); and

•	ratifying the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors (Item 4).

The board of directors recommends that you vote your shares FOR each of the director nominees and FOR each of the other items.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 16, 2015, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of February 27, 2015, we had 98,261,978 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate office at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1 (Election of Directors) and 3 (Approval of Executive Compensation) and will have discretionary authority for Items 2 (Approval of Amended and Restated PCA Performance Incentive Plan) and 4 (Ratification of Auditors).

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you may vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated and for approval of the other items before the meeting. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA common stock in the Packaging Corporation of America Retirement Savings Plan for Salaried Employees) or the PCA Common Stock Fund in the Packaging Corporation of America Thrift Plan for Hourly Employees, you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 8, 2015.

What vote is required to approve each item?

Election of Directors.    The election of directors at the 2015 meeting will be an uncontested election. A “majority of the vote” of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Pursuant to our bylaws, a “majority of the vote” is achieved in an uncontested director election if a director receives more votes “for” than “against” his or her election, with abstentions and broker non-votes disregarded.

Other Matters.    The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2, 3 and 4. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

What happens if a nominee for director does not receive a majority of the vote in an uncontested election?

All nominees for the election of directors at the 2015 annual meeting are incumbent directors currently serving on the board and the election is uncontested. An incumbent director nominee who does not receive the necessary number of votes to be elected at the annual meeting would, under Delaware law, continue to serve on the board as a “holdover director.” However, under our bylaws, any director who fails to receive the necessary number of votes to be elected must tender his or her resignation to the board promptly. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the stockholder vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $8,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 12, 2015

This proxy statement and our 2014 Annual Report to Stockholders are available at www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors has ten members, all of whom are elected annually. The ten nominees named below are proposed to be elected at this annual meeting to serve until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you vote against the nominee or abstain. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election. If such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Paul T. Stecko is 70 years old and has served as chairman of PCA’s board of directors since March 1999. He served as Executive Chairman of PCA from July 2010 until his retirement as an officer and employee of the company in December 2013. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., Smurfit Kappa Group Limited and State Farm Mutual Insurance Company. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in the paper and packaging industries and general business experience, including more than ten successful years as our chairman and chief executive officer.

Cheryl K. Beebe is 59 years old and has served as a director of PCA since May 2008. From February 2004 until her retirement in February 2014. Ms. Beebe served as the Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers including as Executive Vice President beginning in 2010. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993 to 1995. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe is a member of the board of directors of Convergys Corporation. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and strategic and business issues and risks similar to those facing PCA.

Hasan Jameel is 60 years old and has served as a director of PCA since May 2008. Dr. Jameel is the Ellis Signe Olsen Professor of pulp and paper technology at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, he was employed by International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries. Dr. Jameel was chosen to serve on our board primarily for his technical expertise in pulp and paper manufacturing and his knowledge of, and familiarity with, paper mill operations, which are core to our business, complemented by his general business acumen.

Mark W. Kowlzan is 60 years old and has served as Chief Executive Officer and a director of PCA since July 2010. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President — Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior operating positions with PCA in its mill operations, including as manager of the Counce linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan has been a member of the board of directors of American Forest & Paper Association since February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive expertise in the paper and packaging industries, especially in operational, technical and environmental matters, and his familiarity with our business through his leadership of our containerboard mill system and our company.

Robert C. Lyons is 51 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as Chief Financial Officer of GATX Corporation, a rail, marine and industrial equipment leasing company, since November 2004 and as Executive Vice President of GATX since June 2012. Mr. Lyons has been employed by GATX since 1997 and was promoted through the treasury and investor relations departments before being elected Vice President, Investor Relations in 2002. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo-Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA.

Thomas P. Maurer is 63 years old and has served as a director of PCA since May 2014. Mr. Maurer spent his entire career with Ernst & Young, LLP, a global professional services firm, from 1973 until his retirement in 2011. He served as the global coordinating partner on the audits of large companies primarily in the manufacturing and consumer products industries. Mr. Maurer was a member of the Ernst & Young Global Account Partner Group and he served two terms on the Ernst & Young Partner Advisory Council. Mr. Maurer also served as the leader of the Retail, Consumer Products and Industrial Products Group in Ernst & Young’s Chicago office. Mr. Maurer was chosen to serve on our board primarily for his experience working with and assisting similarly situated companies to ours, his extensive financial and accounting background and his knowledge of both the manufacturing industry and PCA.

Samuel M. Mencoff is 58 years old and has served as a director of PCA since January 1999. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Smurfit Kappa Group Limited. Mr. Mencoff has served on the board of Boise Cascade Company during the past five years. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 68 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation and Extra Space Storage Inc. Mr. Porter has served on the board of directors of Pactiv Corporation during the past five years. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience.

Thomas S. Souleles is 46 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC since 1995 and currently serves as a Managing Director concentrating on investments in the basic industries sector. Mr. Souleles has served on the boards of directors of Great Lakes Dredge & Dock Corporation and Boise Cascade Company during the past five years. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry, as managing director of Madison Dearborn and his expertise in financial analysis.

James D. Woodrum is 52 years old and has served as a director of PCA since May 2009. Mr. Woodrum has served as Clinical Assistant Professor at the Kellogg School of Business at Northwestern University since September 2013. He served as a member of the faculty of The Wisconsin School of Business at the University of Wisconsin — Madison from 2007 to September 2013. He also has served as a consultant since 2007. Prior to joining University of Wisconsin — Madison, from 1984 to 2006, Mr. Woodrum was employed by Hewitt Associates, a human resources consulting and outsourcing firm, in a variety of positions of increasing responsibility. Mr. Woodrum was chosen to serve on our board primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

On behalf of the board, the nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences, with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The committee and the board value diversity as a factor in selecting candidates and believe that the diversity that exists in the board composition is a benefit to PCA. The committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

The board of directors unanimously recommends a vote

FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Paul T. Stecko, our chairman (who served as an executive officer of the company from 1999 to 2013), and Mark W. Kowlzan, our chief executive officer, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 26, 2015 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationships in making its determination.

Mr. Maurer retired from Ernst & Young, LLP, our former auditor, in June 2011. Mr. Maurer served as the coordinating partner on Ernst & Young’s audit of PCA from 1999 to 2004 but did not personally work on the audit of PCA after 2004. Because Mr. Maurer is retired from Ernst & Young and due to the significant length of time since he last worked on PCA’s audit, the board found that his prior employment with Ernst & Young is not a material relationship with PCA and determined him to be independent and eligible to serve on the audit committee upon his election.

The board considered the transactions between our subsidiary, Boise Inc., which we acquired in October 2013, and Boise Cascade Company described in “Transactions with Related Persons” elsewhere in this proxy statement in assessing the independence of Mr. Mencoff and Mr. Souleles. Mr. Mencoff and Mr. Souleles were not executive officers of, or otherwise employed by, Boise Cascade and were not involved in, or directly or indirectly compensated as a result of, these transactions. The transactions did not involve professional or advisory services. Their employer, Madison Dearborn Partners, LLC, no longer holds a significant ownership interest in Boise Cascade. Accordingly, the board determined that each of Mr. Souleles and Mr. Mencoff does not have a material relationship with us and is independent and eligible to serve on the nominating and governance committee and the compensation committee.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute eight of the ten nominees for election to the board, are independent: Cheryl K. Beebe, Hasan Jameel, Robert C. Lyons, Thomas P. Maurer, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles and James D. Woodrum.

2014 Board of Directors Meetings

The board met five times during 2014. All nominees for election at the 2015 annual meeting attended all of the meetings of the board and the committees on which he or she was a member held during the year. All of our directors attended the 2014 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2015 Annual Meeting of Stockholders.

Leadership Structure

Mr. Stecko served as our chairman and chief executive officer from our inception in 1999 through July 2010. During Mr. Stecko’s tenure, the roles of chair and chief executive officer were combined because of his significant experience serving on and leading corporate boards (ours and others), as well as the efficiency and effectiveness of board conduct and proceedings gained from his familiarity with our operations, enabling the board to focus on the most relevant decisions, issues and risks involving the company. With the succession of Mark W. Kowlzan to the chief executive officer position in July 2010, the chairman and chief executive officer roles were split between Mr. Stecko, who remained as chairman, with responsibility for key strategic matters of the company along with board communication and leadership, and Mr. Kowlzan. Mr. Stecko retired as an executive officer of the company in 2013 and continues to serve as chairman of our board. As both individuals have extensive experience in the management of our company and our operations, the advantages of having a combined chairman and chief executive officer were retained, while achieving an appropriate balance of power and experience between the chairman, the chief executive offer and the remainder of the board.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “presiding independent director.” The presiding independent director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the presiding independent director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liason between the management directors and independent directors when circumstances dictate; and perform such other functions as the independent directors may designate from time to time. The independent directors regularly meet in executive sessions, and did so four times during 2014.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief executive officer, our chief financial officer and our general counsel, periodically presents and discusses with the board an overall risk assessment focusing on the key risks to PCA. The most recent presentation and discussion occurred at the February 26, 2015 board meeting. Key topics discussed during the year included the assessment of our environmental, health and safety management and compliance programs, our legal compliance programs and objectives, cybersecurity risks, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, Mr. Souleles and Mr. Woodrum serve on the nominating and governance committee. The nominating and governance committee met one time during 2014.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments; and

•	review of our corporate governance attributes.

For more information on consideration of nominees for our board, see “Other Information — Recommendations for Board Nominated Director Nominees.” The written charter of the nominating and governance committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Woodrum (Chair), Mr. Mencoff, Mr. Porter and Mr. Souleles serve on the compensation committee. Each member of the compensation committee must satisfy all independence standards applicable to compensation committee members as set forth in the rules of the New York Stock Exchange. The committee must have two members that qualify as “non-employee directors” pursuant to SEC Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). The committee was determined to satisfy these standards. The committee met five times during 2014.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

We have a Code Section 162(m) subcommittee, which consists of Mr. Woodrum and Mr. Porter. This subcommittee has the responsibility of considering and approving compensation for our executive officers which is intended to qualify as “performance based compensation” under Code Section 162(m).

The written charters of the compensation committee and the subcommittee are available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee and the subcommittee is determined by its chairman with the assistance of our chairman and our general counsel and corporate secretary. Our chairman and our general counsel and corporate secretary regularly attend meetings. At meetings in which compensation decisions are made for the named executive officers, the committee or subcommittee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors, our chairman and the human resources department support the committee and the subcommittee in their duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. Before engaging compensation consultants, independent legal counsel and other compensation advisors, the committee will assess the independence of any such persons, taking into consideration all factors relevant to that person’s independence from management.

Compensation Committee Interlocks and Insider Participation.    The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Our subsidiary, Boise Inc., which we acquired on October 25, 2013, is a party to an outsourcing services agreement with Boise Cascade Company (“Boise Cascade”) under which Boise Inc. provides a number of corporate staff services at cost to Boise Cascade. In addition, Boise Inc. and Boise Cascade jointly procure wood fiber through a joint venture and purchase and sell wood fiber to each other in the ordinary course of business.

Mr. Mencoff and Mr. Souleles, both served on, and resigned from, the board of directors of Boise Cascade Company (“Boise Cascade”) during 2014. Funds associated with their employer, Madison Dearborn Partners, LLC, reported beneficial ownership of 19.8% of the common stock of Boise Cascade until March 3, 2014, when such shares were disposed of through a distribution to the fundholders. As a result of that distribution, Boise Cascade is no longer a related person for purposes of Item 404 of Regulation S-K.

Amounts incurred by Boise Cascade under the outsourcing services agreement with Boise Inc. were approximately $2.5 million between January 1, 2014 and March 3, 2014. Between those dates, Boise Inc.’s wood fiber purchases from Boise Cascade were $4.7 million and Boise Inc.’s wood fiber sales to Boise Cascade were $10.3 million.

Audit Committee

Ms. Beebe (Chair), Dr. Jameel, Mr. Lyons and Mr. Maurer serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe, Mr. Lyons and Mr. Maurer is an “audit committee financial expert” within the meaning of SEC rules. The committee met 11 times during 2014.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	oversight of some aspects of our compliance programs; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the presiding independent director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1955 West Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate and permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our corporate security department. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

APPROVAL OF THE AMENDED AND RESTATED PCA PERFORMANCE INCENTIVE PLAN

ITEM NO. 2 ON PROXY CARD

On the recommendation of the Code Section 162(m) subcommittee of the compensation committee of the board and subject to the approval of the stockholders, the board has approved the Amended and Restated PCA Performance Incentive Plan. The plan was originally adopted upon its approval by our stockholders on May 11, 2010 and is being resubmitted for approval by stockholders, as amended, at the 2015 annual meeting.

As performance goals must be reapproved by stockholders every five years to maintain tax deductibility of awards under Code Section 162(m), stockholders are being asked to approve the plan to enable incentive awards paid under the plan to qualify as “performance-based” compensation under Code Section 162(m) and be fully deductible to PCA for federal income tax purposes. Code Section 162(m) and related guidance generally do not allow a publicly traded company to take a tax deduction for compensation in excess of $1 million paid to certain named executive officers (that is, the officers listed in the Summary Compensation Table of our annual proxy statement). This restriction is subject to an exception for “performance-based” compensation that meets certain requirements, including a requirement that the “material terms of the performance goals” applicable to the named executive officers must be disclosed to and approved by stockholders before any compensation is paid to them. Stockholder approval of the plan will constitute approval of the plan’s “material terms of the performance goals” applicable to our named executive officers within the meaning of the regulations under Code Section 162(m). If the plan is approved by stockholders, it will remain in effect thereafter until terminated by the compensation committee, provided that the material terms of the performance goals must be reapproved by stockholders every five years in order to retain qualification under Code Section 162(m). If stockholders do not approve the plan, the plan will not take effect, and annual cash incentives paid to our named executive officers may be subject to the deductibility limitations imposed by Code Section 162(m) as described above.

Description of the Plan

The following summary of the plan is qualified in its entirety by reference to the entire text of the plan, which is included as Appendix A to this proxy statement.

Administration.    The plan is administered by the compensation committee of the board, and if the committee is not comprised only of “outside directors” as defined in Code Section 162(m), then by a subset of the committee comprised of at least two “outside directors” (which includes our Code Section 162(m) Subcommittee). The committee will make all determinations necessary for the proper administration of the plan.

Eligibility.    The plan permits the payment of incentive awards to employees who are selected by the committee. It is expected that all seven of our executive officers will participate in the plan.

Awards.    The plan provides that on or before the 90th day of each calendar year, the compensation committee will establish performance goals against which performance will be measured for purposes of establishing an incentive award pool available to be awarded to the plan participants. The committee will also establish the level of participation of each participant in the award pool.

Promptly after the end of each year, when financial and other information is available, the committee will measure and certify the degree of performance against the pre-established performance goals, and based on such performance, determine the incentive award pool and each participant’s base incentive award. The committee will have the discretion to reduce, but not increase, the actual award for each participant from such participant’s base incentive award. In exercising such discretion, the committee will consider factors that it determines relevant, such as individual performance and goals and/or other corporate, division, subsidiary or group performance criteria or goals.

Performance Goals.    The performance goals may be based on one or more of the following business criteria: earnings per share; total shareholder return; cash flow; operating income; sales growth; common stock price; return on equity; return on assets; return on investment; net income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization and/or margins (expressed as net income or one or more of the foregoing earnings measures expressed as a percentage of sales). Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the committee. The performance goals may be particular to one or more business units, divisions or subsidiaries or may be based on the performance of the company and its subsidiaries as a whole.

Maximums.    In any year, the maximum incentive award pool under the plan for all participants is $20,000,000 and the maximum individual base award under the plan is $5,000,000. These amounts were amended to provide for increased participation in the plan.

Payment of Awards.    Subject to the ability of participants to defer awards under other PCA deferred compensation plans, awards will be paid in cash to participants prior to the 15th day of the third month following the calendar year for which the award was earned. The committee may prorate awards payable to participants who retire, die, become disabled or whose position is removed from the plan during a year, but only if, and to the extent, the performance goals for the year are actually met, and, in such case, awards will be payable after the end of the performance period.

Amendment or Termination.    The compensation committee may suspend, amend or terminate the plan at any time, except that it may not terminate our obligation to pay actual awards approved under the plan without the consent of the participant.

Plan Benefit Information

The specific individuals who will be granted awards under the amended plan and the type and amount of any such awards will be determined by the compensation committee or the Code Section 162(m) Subcommittee, subject to the annual limits on the maximum amounts that may be awarded to any individual or participants in the aggregate, as described above. Accordingly, future awards to be received by particular individuals are not presently determinable. For 2014, amounts paid out under the plan to our named executive officers are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table elsewhere in this proxy statement. We paid $7,060,000 in aggregate awards under the plan for 2014. Our seven executive officers were the only 2014 participants in the plan for 2014.

The board of directors, based upon the recommendation of the compensation committee,

unanimously recommends a vote FOR the approval of the Amended and Restated PCA

Performance Incentive Plan

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 3 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate to further our business objectives and competitive and aligns the interests of management and our shareholders. We believe that our program has been a key factor in the successful management of our company, driving our consistently strong performance in the paper and packaging industry.

The following features are key elements of our compensation program:

•

annual comparative assessments of our compensation against a peer group of similarly-situated companies, comprised of direct competitors, companies in related industries and local manufacturing companies;

•	competitive base salaries, perquisites and retirement, health and welfare benefits;

•	annual cash incentive awards determined by our compensation committee based on affordability and key internal and external performance measures; and

•

annual equity awards comprised of performance units that pay out based upon our return on invested capital against an industry peer group and restricted stock that vests in its entirety on the fourth anniversary of the award.

In 2014, we achieved record results, including $4.66 of diluted earnings per share excluding special items (compared to our previous record of $3.33 per share achieved in 2013)1, outperformed our annual operating plan earnings target by $0.26 per share (or 6%) and outperformed our competitors’ containerboard margins. We also made excellent progress on the integration of our acquisition of Boise Inc.

Our performance resulted in annual cash incentive awards to the named executive officers at 182% of target on average, and which was approximately 19% higher than the value of our 2013 award payments to continuing named executive officers. The value of aggregate equity awards to continuing named executive officers were valued at approximately 34% lower than last year. Annual equity awards, excluding special awards made to certain officers in 2013 and 2014, were approximately 10% higher than 2013 for continuing named executive officers.

We will continue to hold annual advisory votes on the compensation of our named executive officers until the next required stockholder advisory vote on the frequency of advisory votes on executive compensation. We are asking stockholders to approve the following advisory resolution at the 2015 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

[1]	Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles are included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014 under “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

ITEM NO. 4 ON PROXY CARD

The audit committee has appointed KPMG LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2015, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Change in Auditors

On November 12, 2013, the audit committee dismissed our former auditor, Ernst & Young LLP, effective February 28, 2014, which was the time of completion of the 2013 audit. During the two fiscal years ended December 31, 2013, and the interim period through February 28, 2014, there were no: (1) disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events, within the meaning of Item 3.04(a)(1)(v) of Regulation S-K.

The audit reports of Ernst & Young LLP on the consolidated financial statements of Packaging Corporation of America and subsidiaries as of and for the years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified.

On November 12, 2013, Packaging Corporation of America (“PCA”) engaged KPMG LLP as its principal accountants for the fiscal year ending December 31, 2014. On that date, 2013, KPMG LLP was also engaged to audit the financial statements of Boise, Inc., a significant subsidiary of PCA, as of December 31, 2013 and for the period beginning on October 25, 2013 and ending December 31, 2013 (the “Boise 2013 Audit”). In connection with their reports for the PCA 2013 Audit, Ernst & Young LLP expressed reliance on KPMG LLP’s opinion issued in connection with the Boise 2013 Audit. During the two most recent fiscal years and the subsequent interim period from January 1, 2014 through February 28, 2014, neither PCA nor anyone acting on behalf of PCA consulted KPMG LLP regarding any of the matters or events set forth in Item 3.04(a)(2) of Regulation S-K.

Stockholder Ratification

We are not required to submit the appointment of KPMG LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2015

Fees to the Independent Registered Public Accounting Firm

Audit Fees.    Fees to KPMG LLP for audit services totaled approximately $3,058,000 for 2014 and $887,000 for 2013 including, for 2014, fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q, comfort letters, consents and other services related to SEC matters, and accounting consultations and, for 2013, fees associated with the audit of our subsidiary, Boise Inc.

Fees to Ernst & Young LLP for audit services totaled approximately $3,247,000 for 2013, including fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q, work related to our Boise acquisition, comfort letters, consents and other services related to SEC matters, and accounting consultations. We paid additional audit fees to Ernst & Young LLP of $168,000 in 2014 (or relating to the filing of our 2014 Annual Report on Form 10-K) for fees associated with comfort letters, consents and for updates to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 as a result of a change in our method of accounting for inventories.

Audit-Related Fees.    Fees to KPMG LLP for audit-related services totaled approximately $266,000 in 2014 and $10,000 in 2013. Audit-related services, for 2014, principally include statutory audits, benefit plan audits and accounting consultations services reasonably related to the audit and, for 2013, included statutory audits.

Fees to Ernst & Young LLP for audit-related services totaled approximately $104,000 in 2013, principally benefit plan audits and accounting consultations services reasonably related to the audit.

Tax Fees.    Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to our independent registered public accounting firms in 2014 or 2013.

All Other Fees.    We did not pay any other audit related fees to our independent registered public accounting firms in 2014 or 2013.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2014, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with KPMG LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board; and

(3) received the written disclosure and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with KPMG, LLP the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at their February 26, 2015 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair

Hasan Jameel

Robert C. Lyons

Thomas P. Maurer

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The compensation committee of our board of directors oversees the executive compensation program. The committee intends for the program to accomplish the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

The committee believes that these objectives have been accomplished, with the company’s management driving consistently strong performance in our industry and substantial returns for our investors.

2014 Summary

2014 continued PCA’s outstanding performance.

•	We achieved record earnings of $4.66 per share, excluding special items, 40% higher than 2013’s record of $3.33.

•	Our stock price increased by 23% during the year.

•	We made excellent progress on our integration of Boise Inc. and realization of synergies from the 2013 acquisition. Boise was substantially accretive to our earnings during 2014.

PCA’s executive compensation reflected that performance.

•	Our annual incentive awards to our named executive officers averaged 182% of target, driven primarily by our earnings performance and industry leading containerboard margins.

•

Our annual equity awards to our continuing named executive officers were valued approximately 10% higher than 2013, and, once again, were comprised of a mix of half restricted stock and half performance units. Primarily because of special awards in 2013 to our top three officers, the total equity award value for continuing named executive officers (Mr. Kowlzan, Mr. Hassfurther, Mr. West and Mr. Pflederer) was 34% lower than in 2013.

Last year’s say-on-pay vote was approved by 96% of the stockholders who voted on the matter, which reflected substantial support of our compensation practices by our shareholders. We did not make material changes to our compensation practices in response to the vote.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be competitive with the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, these comparisons assist the committee’s decision making process.

At the direction of the committee, we retained Meridian Compensation Partners, LLC, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies and provide us with information in support of our compensation practices. The assessments include the compilation of compensation data from the peer group companies approved by the committee, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Representatives of Meridian and other consultants have not attended meetings of the compensation committee and have not otherwise participated in any compensation decisions or the design of our executive compensation program.

Compensation is compared to a peer group designed to include: (1) direct industry competitors, (2) companies viewed by PCA and its investors as operating in related industries and that are comparable in size or scope, across such measures as total revenues, taking into account the integrated nature of PCA’s business, and market capitalization and (3) manufacturing companies of similar size or scope headquartered near the location of PCA’s headquarters. The following companies in the following table were selected in 2013 to be part of the peer group.

Company	Reason	2014 Revenues (in millions)	Current Market Capitalization (in millions)*	2014 Total Stockholder Return (%)
Avery Dennison Corporation	Related industry	$6,330	$4,743	6.2%
Ball Corporation	Related industry	8,570	9,674	33.1
Bemis Company, Inc.	Related industry	4,344	4,655	13.4
Crown Holdings Inc.	Related industry	9,097	7,077	14.2
Domtar Corporation	Direct industry competitor	5,563	2,851	-11.8
Graphic Packaging Holding Company	Related industry	4,241	4,788	41.9
Greif, Inc.	Related industry	4,239	1,882	-6.7
Ingredion Incorporated	Local manufacturing company	5,668	5,690	26.7
MeadWestvaco Corporation	Related industry	5,631	8,332	26.8
Owens-Illinois, Inc.	Related industry	6,784	3,904	-24.6
Rock-Tenn Company	Direct industry competitor	9,895	9,054	17.8
Sealed Air Corporation	Related industry	7,751	9,686	26.4
Silgan Holdings Inc.	Related industry	3,912	3,638	13.0
Sonoco Products Company	Related industry	5,015	4,532	8.0
Tenneco, Inc.	Local manufacturing company	8,420	3,480	0.1
Weyerhaeuser Company	Related industry	7,403	17,608	17.3
Packaging Corporation of America		5,853	7,698	26.1

*	Source: Equilar on March 12, 2015

PCA’s 2014 revenues are around the 50th percentile of the group, its market capitalization is between the 50th and 75th percentile of the group and its total stockholder return during 2014 was around the 75th percentile of the group.

In June 2014, Meridian completed a compensation assessment against the peer group, using the most recently filed proxy statements to obtain comparative 2013 compensation data. PCA’s 2013 compensation reflected a record year in which it paid incentive awards at 188% of target on average and significantly higher annual equity award values than prior years, reflecting strong stock price performance. Special equity awards made during 2013 are amortized over three years, which is taken into account for purposes of determining long-term and total compensation.

•

Our CEO, Mr. Kowlzan, had total compensation below the competitive median of the peer group, primarily as a result of long-term compensation being significantly below median. Annual base salary was below the competitive median and total cash compensation was above the 75th percentile.

•

Our Executive Vice President-Corrugated Products, Mr. Hassfurther, had the highest total compensation of the group when compared to the second highest paid named executive officers, with the highest base salary and cash compensation and long-term compensation above the 75th percentile.

•

Our CFO, Mr. West, had total compensation above the 75th percentile when compared to other CFOs in the competitive group. Base salary was between the median and the 75th percentile, long-term compensation was above the 75th percentile and the highest total cash compensation.

•

Mr. Pflederer, our General Counsel, had total compensation and long-term compensation below the median when compared to the fifth highest paid named executive officers and cash compensation slightly above the median.

The committee uses these assessments to help ensure that our executive compensation is appropriate, competitive and reflective of performance. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation, and we do not target compensation for our officers to be at a certain rank within the peer group. The committee was satisfied with the results of the assessment as to the level and mix of compensation for our named executive officers.

Elements of Compensation

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Base salary levels are designed to be competitive with peer companies, while taking into account individual experience, performance and accomplishments. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. During 2014, base salaries were increased by approximately 3% for each named executive officer.

Annual Cash Incentive Awards

Our annual cash incentive award program is designed to motivate performance in the most important aspects of our business. Target and maximum awards and performance factors to be considered for actual payouts are determined each February at the regularly scheduled compensation committee meeting. Payouts are determined based on consideration of actual performance after year end.

Target award levels and maximums are determined based upon our review of competitive information and the importance to our business of, and our expectations for, the individual positions. We place a cap on awards, which in 2014 was 225% of the target award. Our Performance Incentive Plan places an overall maximum on incentive awards at $10,000,000 for all plan participants, which have included our named executive officers. Our Amended and Restated Performance Incentive Plan proposes to increase the maximum to $20,000,000 because we have more participants in the plan than when the plan was originally adopted.

The 2014 target awards, as a percentage of his 2014 base salary, were as follows: approximately 125% for Mr. Kowlzan ($1,250,000 target award); approximately 105% for Mr. Hassfurther ($850,000 target award) and Mr. West ($600,000 target award); approximately 85% for Mr. Carter ($350,000 target award) and approximately 80% for Mr. Pflederer ($325,000 target award). Based upon review of competitive data and the increased responsibilities of the officers after the Boise acquisition, target awards were increased for Mr. Kowlzan ($200,000 increase), Mr. Hassfurther ($150,000 increase) and Mr. West ($100,000) for 2014 compared to 2013.

Consistent with prior years, the committee established the following performance factors for determination of 2014 awards:

•	Affordability. Based on our level of earnings for the year, higher earnings may drive higher potential payouts if otherwise justified by performance.

•

Internal Performance.    Actual earnings per share before special items is compared with the annual operating plan goal established at the beginning of the year. This factor measures management’s effectiveness in running the business against our internal profit plan. Because of the sensitivity of our earnings to changes in published containerboard pricing and the difficulty in predicting those containerboard price changes over the next year, we adjust the EPS goal to take into account the difference between actual containerboard price changes reported by industry publications (and the timing of any changes) and plan assumptions. Published containerboard prices did not change during the year, and our plan did not reflect any price changes. The 2014 annual operating plan’s earnings per share target, excluding special items, was $4.40.

•

Relative Performance.    Consistent with our business objectives to achieve profitable growth and provide the greatest value to our customers, we intend to motivate the retention of high-margin business. Therefore, as a performance measure for our executive officers, we compare our profit margins for our containerboard business for the year with those of our competitors, with the goal to exceed the average margins for the containerboard business reported by our competitors. The competitive group is intended to include only direct competitors in our industry which publicly report results. For 2014, the group consisted of the containerboard divisions or segments of International Paper Company, KapStone Paper and Packaging Corporation and Rock-Tenn Company. These companies were selected because they are primarily domestic integrated paper and packaging companies who, similar to us, produce and sell containerboard and corrugated products and report results to the public.

•	Other Factors. Business and industry conditions and individual accomplishments that drove performance are assessed in connection with the assessment of performance against the goals.

Specific weights are not assigned to each factor, but in a given year, some factors may be deemed more important than others depending on specific circumstances and business conditions for that year. We believe it is important to enable the committee to exercise business judgment and consider uncontrollable or extraneous factors, either positive or negative, in assessing performance and making the awards.

At the end of each year, management, in consultation with the chairman of the board, prepares and presents to the committee a recommended individual award for each of the named executive officers. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee.

Incentive awards for 2014 to the named executive officers averaged 182% of the 2014 target awards. In addition to comparing awards to approved target levels, the committee also compares its current year awards with prior year awards as part of its determination. The committee considered that awards approximately 19% higher than the prior year’s awards for comparable positions were appropriate. In determining the actual awards, the committee considered the following factors:

•

Excluding the effect of special items (primarily income from reversal of tax reserves during 2013, pension curtailment charges during 2013, restructuring charges relating to our DeRidder mill in 2014 and Boise acquisition and integration-related expenses during both years), we achieved record earnings of $4.66 per share in 2014 (compared with our old record of $3.33 during 2013). Including special items, earnings reported in accordance with GAAP decreased to $3.99 per share in 2014 from $4.52 in 2013.

•

PCA’s earnings per share, excluding special items, exceeded the annual operating plan target of $4.40 per share by $0.26 per share, or 6%, driven by the accretive effect of the Boise acquisition and strong operational performance across all areas of our business.

•	Packaging segment margins again exceeded the containerboard segment margins reported by the competitive group described above, with PCA achieving the highest containerboard margins in the industry.

•	Excluding additional volume from the Boise acquisition, the company achieved 4.3% corrugated products volume growth per work day in a year where the industry’s growth, excluding PCA, was 0.4%.

•	Excellent progress in the integration of Boise, including the identification and realization of higher than expected synergies that helped drive 2014 performance.

After consideration of all these factors, the committee approved awards at an average of 182% of target.

Equity Awards

Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our equity awards have resulted in substantial share ownership by our officers.

In 2014, we made two forms of equity awards to our named executive officers in equally-valued amounts.

•

ROIC Performance Units.    We established a peer group of 18 comparable paper and packaging companies, against whom we believe investors measure our performance. We will compare our performance on “return on invested capital” against those companies over a three year cycle (2015-2017), with vesting depending on the quartile we achieve. Terms of the units are described more fully below and substantially similar to awards made in 2013, except that dividends are not paid on stock underlying unvested units awarded in 2014. Instead, cumulative dividends on vested shares will be paid out in shares at the time of vesting.

•	Restricted Stock with Four-Year Cliff Vesting. We believe this form of award serves an important retention incentive and emphasizes long-term performance over a four-year period.

Award levels were determined as follows:

•

We reviewed the survey assessing 2013 compensation to evaluate and confirm competitiveness of our prior year levels, excluding special awards. We determined for each officer that 2013 long-term compensation served as an appropriate baseline for the 2014 award determination.

•

Taking into account the change in stock price from 2013 and 2014, which increased approximately 49% from $47.83 at the time of the 2013 awards to $71.19 at the time of the 2014 awards, and individual factors, the grant date values of the annual awards to continuing named executive officers ranged from 7% to 16% higher than 2013. This approach was consistent for awards made to executive officers and other employees receiving equity awards.

•

We allocated the awards between performance units and restricted stock for the named executive officers. Assuming payout of the units at 100% for purposes of valuing the units, the committee allocated half of the awards to restricted stock and half of the awards to the units.

Upon vesting, the ROIC performance units will be paid out in shares of our common stock. The amount paid out is determined based upon our average return on invested capital against a peer group consisting of the following companies: AptarGroup, Inc.; Bemis Company.; Berry Plastics Group, Inc.; Cascades, Inc.; Clearwater Paper Corporation; Crown Holdings, Inc.; PH Glatfelter Co.; Graphic Packaging Holding Company; Greif, Inc.; International Paper Company; KapStone Paper and Packaging Corporation; Owens-Illinois, Inc.; Resolute Forest Products, Inc.; Rock-Tenn Company; Sealed Air Corporation; Silgan Holdings Inc.; and Sonoco Products Co.

The peer group was intended to be a comprehensive group of publicly traded paper and packaging companies that may compete with us for investor capital. The peer group was the same as the group used for units awarded in 2013, except that Boise Inc. was removed after we acquired it.

Annual return on invested capital for PCA and each peer company will be calculated for 2015, 2016 and 2017 and averaged. Return on invested capital means pre-tax operating profit before publicly reported special items divided by the sum of total debt and total equity.

The units will vest on June 23, 2018, the fourth anniversary of the date of the award, as long as the recipient is employed by, or otherwise provides services to, PCA. If PCA performs in the first quartile of the group, a number of shares equal to 100% of the units will be paid out with the committee having discretion to award up to an additional 20%. If PCA performs in the second quartile of the group, 80% of the units will be paid out, with the committee having discretion to award up to an additional 20%. If PCA performs in the third quartile of the group, 40% of the units will be paid out, with the committee having the discretion to award an additional 40%. If PCA performs in the fourth quartile, there is no payout. The committee may consider factors it determines to be appropriate in connection with the discretionary vesting, including ranking within the quartile and business conditions that drove performance during the period.

Annual awards are made to the named executive officers on the same date as other plan participants. For the past nine years, the grant date has been between June 12th and July 2nd of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This timing gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance.

On January 23, 2014, we made special restricted stock awards to some of our officers and employees who were involved in the execution and integration of the Boise acquisition. Recipients included Mr. Carter and Mr. Pflederer, who each received awards valued at $400,000. The restricted stock vests over three years in equal annual installments. The purposes of the awards were to:

•	recognize outstanding individual performance of the officers in connection with the successful negotiation and execution of the transaction;

•

through an equity award, provide an appropriate incentive for the successful integration of, and achievement of synergies from, the Boise business, as the officers receiving the awards are instrumental in the integration; and

•	provide an appropriate retention incentive for these individuals.

We believe the form and level of the awards achieved all of those objectives.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including the named executive officers who previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including the named executive officers, were allowed to continue to participate in the Pactiv pension plans and Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, all named executive officers, except for Mr. Carter and Mr. Pflederer, participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes incentive awards and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Amounts presented in the summary compensation table for change in pension value increased substantially for the named executive officers from 2013 to 2014, primarily as a result of a lower discount rate used to calculate pension value (from 5.15% for 2013 to 4.25% for 2014) and the use of different mortality assumptions. We did not change pension benefits for the named executive officers during 2014.

Mr. Carter and Mr. Pflederer do not receive any pension benefits because they joined PCA after April 12, 1999.

401(k) Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. We have historically provided to PCA employees a company matching contribution of up to 5.2% of participant contributions and a company retirement contribution for employees not eligible to participate in our defined benefit pension plan. For certain highly compensated salaried employees including the named executive officers, who make the maximum contribution to the plan permitted by tax regulations, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for eligible officers, including the named executive officers. Certain officers not eligible to participate in the defined benefit pension plan, including Mr. Carter and Mr. Pflederer, receive an annual contribution to the deferred compensation plan in lieu of pension benefits.

Perquisites

We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Currently, the perquisites include an annual lump sum cash perquisite allowance for all named executive officers plus payment of certain club membership dues for certain named executive officers. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Health and Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements for named executive officers on a case-by-case basis.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse and performance units will be paid out at 100%.

Payments Made Upon a Change In Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. In connection with a change in control, restricted stock immediately vests and performance units immediately vest and are paid out at 100%.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis, and any payment of severance that might be deemed appropriate would require approval of the committee and our board of directors. The committee will consider for recommendation to the board post-retirement arrangements with retiring named executive officers on a case-by-case basis, taking into account transitional needs, expertise needed, customer relationships and other factors, such as non-competition and non-solicitation covenants, that the committee determines to be important.

Tax Implications

The committee has considered the provisions of Code Section 162(m), which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, reflects superior performance or otherwise achieves our compensation objectives, such as the motivation and retention of our executive officers. The Code Section 162(m) performance factors and annual grant limitations under the Performance Incentive Plan and Long-Term Equity Incentive Plan are intended to enable us to provide incentive compensation to certain of our executive officers in a manner that qualifies for an exemption, as “performance-based compensation”, from the deduction limitations under Section 162(m).

Policies Applicable to Executive Officers

Trading in Our Stock

Our trading policy prohibits our directors and executive officers from participating in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock or pledging our stock. All transactions in PCA common stock by our directors and executive officers are subject to trading window periods and additionally must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

Compensation Recovery Policy

We have an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company’s reported financial results. The named executive officers are included within this policy. If the compensation committee determines that any compensation was made to one of the covered officers based on later restated financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the reported financial statements that were restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual. The compensation committee will re-evaluate this policy for potential revisions when the final regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act related to clawbacks are adopted.

Share Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our executive officers. The individual guidelines are owning stock having a value equal to or greater than:

•	6x annual base salary for the Chief Executive Officer;

•	4.5x annual base salary for Executive Vice Presidents and Senior Vice Presidents; and

•	3x annual base salary for other executive officers.

Non-management directors must hold stock having a value equal to at least $200,000.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned outright by the participant or an immediate family member that shares the same household; (2) shares held in our defined contribution plans; and (3) restricted stock or restricted stock units issued by us, whether or not vested. Shares underlying option awards and performance unit awards do not count toward achievement of the share ownership guidelines.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and named executive officers are in compliance with the guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James D. Woodrum, Chair

Samuel M. Mencoff

Roger B. Porter

Thomas S. Souleles

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark W. Kowlzan	2014	1,024,002	2,699,952	2,450,000	1,337,336	165,249	7,676,539
Chief Executive Officer	2013	994,008	3,987,260	2,050,000	452,461	132,279	7,616,008
	2012	938,976	1,920,800	1,610,000	595,899	118,998	5,184,673
Thomas A. Hassfurther	2014	804,438	2,149,938	1,650,000	1,644,991	181,993	6,431,360
Executive Vice President—	2013	781,008	3,413,300	1,360,000	542,804	148,655	6,245,767
Corrugated Products	2012	736,980	1,426,880	1,050,000	744,472	125,405	4,083,737
Richard B. West	2014	566,508	1,225,038	1,100,000	736,439	98,658	3,726,643
Senior Vice President and	2013	550,008	2,648,020	925,000	262,482	83,586	4,469,096
Chief Financial Officer	2012	530,472	878,080	740,000	367,525	77,753	2,593,830
Charles J. Carter	2014	412,008	775,191	500,000	—	95,923	1,783,123
Senior Vice President—
Containerboard Mill Operations
Kent A. Pflederer	2014	412,008	800,108	450,000	—	97,285	1,759,402
Senior Vice President, General	2013	400,008	344,376	406,250	—	91,488	1,242,122
Counsel and Secretary

(1)	All stock awards in 2012 are restricted stock. Stock awards in 2013 and 2014 include restricted stock and performance units, as described in the “Grant of Plan-Based Awards for 2014” table included elsewhere in this section. The dollar amounts shown for stock awards reflect the grant date fair value of the award determined in accordance with FASB ASC Topic 718, as more fully described in Note 12 to the consolidated financial statements included in our annual report accompanying this proxy statement.

(2)	Under the Performance Incentive Plan, at the beginning of each year, the committee established earnings before interest, taxes, depreciation and amortization (EBITDA) as the performance measure for an award pool for the named executive officers. Each named executive officer receives a base incentive award equal to a percentage of the pool (ranging from 8.5% for Mr. Pflederer to 30% for Mr. Kowlzan in 2014). In determining actual awards, the committee has the discretion to reduce, but not increase, the actual award for each participant from his base award amount. In practice, at the same time the performance measure for the incentive award pool is established, the committee establishes target and maximum award levels for each named executive officer, which in no event may exceed the base award amount, as well as performance factors for the year that will be considered for purposes of determining actual awards. At the end of each year, the committee certified performance and the award pool and used its discretion to determine actual awards as described in “Compensation Discussion and Analysis — Annual Cash Incentive Awards.” Non-equity incentive awards for 2014 to the named executive officers averaged 182% of the target awards under our Performance Incentive Plan. The 2014 target awards and the actual awards are summarized in the following table:

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$1,250,000	$2,450,000	196%
Thomas A. Hassfurther	850,000	1,650,000	194%
Richard B. West	600,000	1,100,000	183%
Charles J. Carter	350,000	500,000	143%
Kent A. Pflederer	325,000	450,000	138%

Total	3,375,000	6,150,000	182%

(3)	For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2014” below.

2014 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. West: (a) the changes in value of the PCA Pension Plan of $153,745, $127,086 and $146,211, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,183,591, $1,517,905 and $590,228, respectively.

2013 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. West: (a) the changes in value of the PCA Pension Plan of $34,859, $16,193 and $47,414, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $417,602, $526,611 and $215,068, respectively.

2012 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. West: (a) the changes in value of the PCA Pension Plan of $81,471, $95,470 and $87,453, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $514,428, $649,002 and $280,072, respectively.

(4)	“All Other Compensation” is broken down as follows:

	Year	Cash Perquisite Allowance	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Supplemental Taxable Compensation for Company Matching	Dividend Equivalents on Performance Units	Gifts	Club Memberships	Tax Gross-Up
Mark W. Kowlzan	2014	$70,000	$15,085	—	$38,164	$41,600	$—	$400	$—
	2013	70,000	14,981	—	36,709	10,400	100	—	89
	2012	70,000	14,714	—	34,113	—	100	—	71
Thomas A. Hassfurther	2014	60,000	15,122	—	26,711	32,000	—	48,160	—
	2013	60,000	15,013	—	25,598	8,000	150	39,762	133
	2012	60,000	14,684	—	23,639	—	200	26,765	117
Richard B. West	2014	50,000	15,001	—	14,457	19,200	—	—	—
	2013	50,000	15,073	—	13,525	4,800	100	—	89
	2012	50,000	14,698	—	12,887	—	100	—	68
Charles J. Carter	2014	40,000	15,001	29,300	6,422	5,200	—	—	—
Kent A. Pflederer	2014	40,000	11,429	30,100	9,996	5,760	—	—	—
	2013	40,000	11,400	29,100	9,400	1,440	100	—	48

The methodology for calculating the aggregate incremental cost for cash perquisite allowances for Mr. Kowlzan, Mr. Hassfurther, Mr. West, Mr. Carter and Mr. Pflederer and payments for club membership dues for Mr. Kowlzan and Mr. Hassfurther is the actual amounts paid without any tax gross-up. Items received as gifts include an income tax and employment tax gross-up adjustment, which is separately quantified under “Tax Gross-Up”. Cash dividends are payable on performance units that were awarded in 2013.

Grants of Plan Based Awards for 2014

The following table describes the plan-based awards made in 2014, including the annual restricted stock award, the performance unit award, special restricted stock awards to Mr. Carter and Mr. Pflederer and annual cash incentive awards made to the named executive officers during 2014.

	Grant Date	Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards(2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Kowlzan
Restricted Stock	6/23/2014	6/23/2014							18,963	$1,349,976
Performance Unit	6/23/2014	6/23/2014				7,585	18,963	22,756		1,349,976
Annual Cash Incentive			$0	$1,250,000	$2,812,500
Thomas A. Hassfurther
Restricted Stock	6/23/2014	6/23/2014							15,100	1,074,969
Performance Unit	6/23/2014	6/23/2014				6,040	15,100	18,120		1,074,969
Annual Cash Incentive			0	850,000	1,912,500
Richard B. West
Restricted Stock	6/23/2014	6/23/2014							8,604	612,519
Performance Unit	6/23/2014	6/23/2014				3,442	8,604	10,325		612,519
Annual Cash Incentive			0	600,000	1,350,000
Charles J. Carter
Special Restricted Stock	1/23/2014	1/23/2014							6,129	400,162
Restricted Stock	6/23/2014	6/23/2014							2,634	187,514
Performance Unit	6/23/2014	6/23/2014				1,054	2,634	3,161		187,514
Annual Cash Incentive			0	350,000	787,500
Kent A. Pflederer
Special Restricted Stock	1/23/2014	1/23/2014							6,129	400,162
Restricted Stock	6/23/2014	6/23/2014							2,809	199,973
Performance Unit	6/23/2014	6/23/2014				1,124	2,809	3,371		199,973
Annual Cash Incentive			0	325,000	731,250

(1)	The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2014 target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis-Annual Cash Incentive Awards.” The 2014 awards have been paid to the named executive officers and are reported as non-equity incentive plan compensation in the Summary Compensation Table.

(2)	The grant date fair value of our stock awards is determined in accordance with FASB ASC 718. Please refer to Note 12 of our consolidated financial statements included in the accompanying annual report for a description of how such value is determined.

Restricted stock may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by, serve as a director of, or otherwise provide services to, PCA on the vesting date (the “service condition”). The vesting date for the annual restricted stock award is four years after the date of the award. The vesting dates for the special stock awards to Mr. Carter and Mr. Pflederer are each of the first three anniversaries of the award date in equal installments. Restricted stock may be voted by the holder, and holders receive dividends on the same basis as holders of outstanding common stock.

Performance units vest on the fourth anniversary of the date of the award. Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 40% to 120% of the number of units awarded and is determined based upon our average annual return on invested capital for the performance period consisting of the years 2015, 2016 and 2017 compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in a number of shares equal in value to the cumulative dividends actually paid on the number of shares that vested. The grant date value is based upon the probable outcome of the payout based upon the vesting conditions, which was 100%. The aggregate fair values of the awards at maximum payout of 120% are $1,620,000, $1,289,963, $735,037, $225,032 and $239,981 for Mr. Kowlzan,

Mr. Hassfurther, Mr. West, Mr. Carter and Mr. Pflederer, respectively. The awards contain a discretionary vesting component, as described in “Compensation Discussion and Analysis—Equity Incentive Awards.” While the amounts that could be awarded under the discretionary vesting component are included in the maximums reported in the table, the value of any shares awarded pursuant to the discretionary component will be reported as compensation in the Summary Compensation Table for 2017, the last year of the performance period.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2014

	Stock Awards
Name	Number of Shares, or Units of Stock That Have Not Vested(1)	Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Mark W. Kowlzan	194,049	$15,145,524	44,963	$3,509,362
Thomas A. Hassfurther	148,186	11,565,917	35,100	2,739,555
Richard B. West	99,290	7,749,585	20,604	1,608,142
Charles J. Carter	29,263	2,283,977	5,884	459,246
Kent A. Pflederer	28,738	2,243,001	6,409	500,222

(1)	The following table shows the year in which the restricted stock held by the named executive officers will vest:

Name	2015	2016	2017	2018
Mark W. Kowlzan	71,043	78,043	26,000	18,963
Thomas A. Hassfurther	53,043	60,043	20,000	15,100
Richard B. West	38,643	40,043	12,000	8,604
Charles J. Carter	10,293	11,043	5,293	2,634
Kent A. Pflederer	9,243	11,043	5,643	2,809

(2)	The closing market price of our common stock on December 31, 2014, the last trading day of the year, was $78.05 per share. The value of performance units assumes payout in shares at the target level.

(3)	The number of performance units shown assumes payout in shares at the target level. The following number of performance units held by each named executive officer will be paid out in the following years, based upon achievement of the performance measures:

Name	2017	2018
Mark W. Kowlzan	26,000	18,963
Thomas A. Hassfurther	20,000	15,100
Richard B. West	12,000	8,604
Charles J. Carter	3,250	2,634
Kent A. Pflederer	3,600	2,809

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark W. Kowlzan	24,000	$1,143,415	111,377	8,029,707
Thomas A. Hassfurther	20,500	976,682	91,377	6,599,907
Richard B. West	—	—	42,043	3,046,352
Charles J. Carter	—	—	1,400	100,086
Kent A. Pflederer	—	—	8,000	571,920

On February 22, 2014, each of Mr. Kowlzan and Mr. Hassfurther had 33,334 shares of restricted stock vest. The closing price of PCA’s common stock on the New York Stock Exchange on the next trading day, February 24, 2014, was $72.29.

On June 30, 2014, Mr. Kowlzan, Mr. Hassfurther, Mr. West, Mr. Carter and Mr. Pflederer had 70,000, 50,000, 34,000, 1,400 and 8,000 shares of restricted stock vest, respectively. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $71.49.

On December 16, 2014, each of Mr. Kowlzan, Mr. Hassfurther and Mr. West had 8,043 shares of restricted stock vest. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $76.55.

Pension Benefits as of December 31, 2014

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Mark W. Kowlzan	Plan 1	15.71	792,136	—
	Plan 2	15.71	3,188,631	—
Thomas A. Hassfurther	Plan 1	15.71	996,306	—
	Plan 2	15.71	4,045,786	—
Richard B. West	Plan 1	15.71	861,005	—
	Plan 2	15.71	1,966,303	—
Charles J. Carter(3)	N/A
Kent A. Pflederer(3)	N/A

(1)	Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2014) (the “PCA Pension Plan”). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2014. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2014.

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2014). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2014.

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

PCA salaried employees, including the named executive officers, who have earned benefits under the Pactiv pension plan may elect to begin receiving benefits from the Pactiv pension plan upon attainment of age 65, while still actively employed by PCA.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA SERP provides additional pension benefits to our eligible executive officers, including Mr. Kowlzan, Mr. Hassfurther and Mr. West. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP. The maximum years of credited service for Mr. Hassfurther for purposes of the SERP is 45 years.

(2)	The present value of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2014 and the present value of accumulated benefits earned under Plan 2 from May 1, 2004 through December 31, 2014. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 15.71 years.

The present value of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2014 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 4.25% discount rate, the same discount rate we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the RP2014 Mortality Table with White Collar Adjustment projected generationally using MP014) but do not include a factor for preretirement termination, mortality, or disability. Amounts for the pension plans are based on the present value of the annuity elections reflected in the ASC 715 calculation.

(3)	Mr. Carter and Mr. Pflederer do not participate in any of our defined benefit pension plans.

2014 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)(1)		Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	—		—		—	—	—
Thomas A. Hassfurther	—		—		96,310	—	$914,472
Richard B. West	—		—		7,628	—	242,333
Charles J. Carter	—		29,300	(3)	8,723	—	114,399
Kent A. Pflederer	50,782	(4)	30,100	(4)	20,342	—	236,222

(1)	We provide annual contributions to Mr. Carter’s and Mr. Pflederer’s deferred compensation accounts because they are not eligible to participate in our defined benefit pension plans.

(2)	Earnings on deferred compensation are not included in “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

(3)	Reported as compensation in the Summary Compensation Table for 2014.

(4)	Mr. Pflederer’s Executive Contributions in Last Fiscal Year represented the deferral of a portion of his 2013 annual incentive award, which was paid in 2014. This was reported as Non-Equity Incentive Plan Compensation for 2013. Of the Aggregate Balance at Last Fiscal Year End for Mr. Pflederer, $30,100 was reported as compensation in the Summary Compensation Table for 2014 and $79,882 was reported as compensation in the Summary Compensation Table for 2013.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under our annual incentive plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) PIMCO Total Return (intermediate to long term bond); and (iv) Blackrock Equity Index (S&P 500 index). The Met West Total Return fund replaced the PIMCO Total Return Fund on December 12, 2014.

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Fidelity Growth Company and PIMCO Total Return, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company or the PIMCO Total Return options are also factored into the respective notional returns calculated for these two investment options. The notional returns for the Blackrock Equity Index are based on daily net asset value information provided directly from Blackrock.

The rates of return for the deferred compensation investment options were as follows for 2014:

Fund Name	Annual Return%
BlackRock Equity Index	13.71
The Fidelity Growth Company	14.44
PIMCO Total Return	4.43
Met West Total Return	5.83
The JPMorgan Chase Prime Rate	3.25

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of incentive payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination or Change-in-Control

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Post-termination arrangements are considered on a case-by-case basis.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and performance units will vest at target. In connection with a change in control, restricted stock immediately vests and performance units immediately vest at the target level. Based on the closing market price of our common stock of $78.05 on the New York Stock Exchange on December 31, 2014, the value of unvested restricted stock and performance units held by each named executive officer that would vest immediately upon a change of control was: Mr. Kowlzan, $18,654,886; Mr. Hassfurther, $14,305,472; Mr. West, $9,357,727; Mr. Carter, $2,743,223; and Mr. Pflederer, $2,743,223.

Director Compensation

For service on the board, we do not compensate management. The directors shown below (other than Mr. Stecko) received an annual cash retainer of $70,000 and an annual stock award of a number of fully vested shares equal to $40,000 (rounded to avoid fractional shares). The chairs of the audit and compensation committees receive an annual $15,000 chairperson fee, the chair of the nominating and governance committee receives a $10,000 chairperson fee and the presiding independent director receives a $10,000 annual fee. Directors receive $10,000 per board meeting attended and $3,500 per committee meeting attended.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul T. Stecko	978,516	—	105,891	1,600,000	2,684,407
Cheryl K. Beebe	173,500	39,970	—	—	213,470
Hasan Jameel	158,500	39,970	—	—	198,470
Robert C. Lyons	158,500	39,970	—	—	198,470
Thomas P. Maurer	124,500	39,970	—	—	164,470
Samuel M. Mencoff	151,000	39,970	—	—	190,970
Roger B. Porter	151,000	39,970	—	—	190,970
Thomas S. Souleles	141,000	39,970	—	—	180,970
James D. Woodrum	156,000	39,970	—	—	195,970

Each director other than Mr. Stecko was awarded 594 fully vested shares on May 13, 2014. The dollar amounts shown for the stock awards reflect the grant date fair value of the award. The fair value of each grant is determined using the closing market price of our common stock on the New York Stock Exchange, which was $67.29 on that date.

Compensation Arrangement with Mr. Stecko

Mr. Stecko previously served as our executive chairman and was an executive officer of the company through December 30, 2013. On June 24, 2013, we entered into an agreement with Mr. Stecko, pursuant to which he retired as executive chairman and an executive officer of the company on December 30, 2013 and agreed to serve as non-executive chairman of our board. The agreement was amended and restated on February 26, 2015 to provide that the board may approve additional services that were not contemplated at the time of the original agreement and additional fees for those services. Mr. Stecko receives annual base fees of $978,518, which was his base salary at the time he retired, which is reported in the “Fees Earned or Paid in Cash” column above. The board approved additional fees of $1,600,000 for 2014 as a result of services performed on Boise integration matters that were not contemplated at the time of the original agreement. Those fees are reported in the “All Other Compensation” column above. As part of his agreement, Mr. Stecko agreed to non-competition and non-solicitation covenants.

Outstanding Unvested Equity Awards as of December 31, 2014

Name	Number of Shares, or Units of Stock That Have Not Vested	Value of Shares or Units of Stock That Have Not Vested
Paul T. Stecko	28,086	$2,192,112

All equity awards described in the table were awarded to Mr. Stecko while he served as an executive officer of PCA. Service on the board will fulfill the service condition under the award agreement. The closing market price of our common stock on December 31, 2014 was $78.05 per share. Of the restricted stock held by Mr. Stecko, 8,043 shares vest on each of December 16, 2015 and December 16, 2016 and 12,000 shares vest on June 24, 2017.

2014 Options Exercised and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul T. Stecko	74,000	$3,554,760	53,043	$3,832,742

The options exercised and stock acquired on vesting were awarded to Mr. Stecko when he served as an executive officer of PCA. On June 30, 2014, 45,000 shares vested. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $71.49. On December 16, 2014, 8,043 shares vested. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $76.55.

Pension Benefits as of December 31, 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul T. Stecko	Plan 1	14.71	650,972	51,362

While he was employed by PCA Mr. Stecko participated in the PCA pension plan described in Notes 1 and 2 to the “Pension Benefits as of December 31, 2014” table above. He did not participate in the SERP. He had 14.71 years of service under the plan through his retirement on December 30, 2013.

2014 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Paul T. Stecko	—	—	20,613	1,309,989	—

Please see “Description of Deferred Compensation Plan” above. Mr. Stecko’s deferred compensation account was fully paid out in 2014 after his retirement on December 30, 2013.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of February 27, 2015:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director and our named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 98,261,978 shares outstanding on February 27, 2015.

Name of Beneficial Owner	Number of Shares Held	Percent of Class
BlackRock, Inc 55 East 52nd Street New York, NY 10022(1)	7,954,075	8.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA, 19355(2)	6,150,763	6.3%
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158(3)	4,928,307	5.0%
Mark W. Kowlzan(4)	350,664	*
Thomas A. Hassfurther(5)	222,363	*
Richard B. West(6)	147,064	*
Charles J. Carter(7)	31,688	*
Kent A. Pflederer(8)	38,132	*
Paul T. Stecko(9)	95,119	*
Samuel M. Mencoff(10)	287,344	*
Cheryl K. Beebe	8,732	*
Hasan Jameel	6,232	*
Robert C. Lyons	5,057	*
Thomas P. Maurer	594	*
Roger B. Porter	15,232	*
Thomas S. Souleles	10,000	*
James D. Woodrum	7,232	*
All directors and executive officers as a group (11) (15 persons)	1,280,539	1.3%

*	Denotes ownership of less than one percent.

(1)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2015 by BlackRock, Inc., reporting sole voting power over 6,778,089 shares and sole dispositive power over 7,954,075 shares.

(2)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015 by the Vanguard Group, reporting sole voting power over 65,833 shares, sole dispositive power over 6,092,730 shares and shared dispositive power over 58,033 shares.

(3)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015 by Neuberger Berman Group LLC and Neuberger Berman LLC. Each reported shared voting power over 3,433,315 shares and shared dispositive power over 4,928,307 shares.

(4)	Included in the number of shares are 145,211 shares not subject to vesting conditions, 194,049 shares of restricted stock subject to forfeiture under certain conditions and 11,404 shares held in the 401(k) plan.

(5)	Included in the number of shares are 65,330 shares not subject to vesting conditions, 148,186 shares of restricted stock subject to forfeiture under certain conditions and 8,847 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 60,662 shares held by Mr. Hassfurther’s spouse. Mr. Hassfurther disclaims beneficial ownership of shares held by his spouse.

(6)	Included in the number of shares are 38,697 shares not subject to vesting conditions, 99,290 shares of restricted stock subject to forfeiture under certain conditions and 9,077 shares held in the 401(k) plan.

(7)	Included in the number of shares are 2,501 shares not subject to vesting conditions, 27,220 shares of restricted stock subject to forfeiture under certain conditions and 1,967 shares held in the 401(k) plan

(8)	Included in the number of shares are 8,417 shares not subject to vesting conditions, 26,695 shares of restricted stock subject to forfeiture under certain conditions and 3,020 shares held in the 401(k) plan.

(9)	Included in the number of shares are 67,033 shares not subject to vesting conditions and 28,086 shares of restricted stock subject to forfeiture under certain conditions. The reported shares include 20,729 shares held in grantor retained annuity trusts of which Mr. Stecko is trustee and annuitant and his children are remaindermen. Mr. Stecko disclaims beneficial ownership of those shares held in trust except to the extent of his pecuniary interest therein.

(10)	Included in the number of shares are 226,006 shares owned by Mr. Mencoff directly, and 61,338 shares held through Temple Hall Partners, LP, a family owned limited partnership. Mr. Mencoff disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP except to the extent of his pecuniary interest therein.

(11)	Includes 569,515 shares of restricted stock subject to forfeiture under certain conditions and 37,343 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

Reportable Transactions

Todd Stecko, the son of the chairman of our board of directors, Paul T. Stecko, is employed by PCA as a manager. His total compensation during 2014, including base salary, bonus and grant date value of equity awarded, was $195,000. He is compensated on the same basis as similarly situated employees and Mr. Stecko is not involved in the determination of his compensation.

Our subsidiary, Boise Inc., which we acquired on October 25, 2013, is a party to an outsourcing services agreement with Boise Cascade Company (“Boise Cascade”) under which Boise Inc. provides a number of corporate staff services at cost to Boise Cascade. In addition, Boise Inc. and Boise Cascade jointly procure wood fiber through a joint venture and purchase and sell wood fiber to each other in the ordinary course of business.

Mr. Mencoff and Mr. Souleles, both served on, and resigned from, the board of directors of Boise Cascade Company (“Boise Cascade”) during 2014. Funds associated with their employer, Madison Dearborn Partners, LLC, reported beneficial ownership of 19.8% of the common stock of Boise Cascade until March 3, 2014, when such shares were disposed of through a distribution to the fundholders. As a result of that distribution, Boise Cascade is no longer a related person for purposes of Item 404 of Regulation S-K.

Amounts incurred by Boise Cascade under the outsourcing services agreement with Boise Inc. were approximately $2.5 million between January 1, 2014 and March 3, 2014. Between those dates, Boise Inc.’s wood fiber purchases from Boise Cascade were $4.7 million and Boise Inc.’s wood fiber sales to Boise Cascade were $10.3 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2014.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2016 Annual Meeting of Stockholders must be received at our principal executive offices by November 28, 2015, and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2016 Annual Meeting”). To be nominated by the board for election, the nominee must meet the qualifications and selection criteria set forth in the corporate governance guidelines and the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2016 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•

a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, (naming such person or persons) pursuant to which the nomination is being made by the stockholder; and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the stockholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•

such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the SEC;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than February 12, 2016 and no later than March 13, 2016. If the 2015 annual meeting is called for a date that is not within 30 days before or after May 12, 2016, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2015 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer

Corporate Secretary

March 27, 2015

APPENDIX A

AMENDED AND RESTATED

PCA PERFORMANCE INCENTIVE PLAN

As amended and restated on May 12, 2015

SECTION 1 — Establishment and Purpose.

Packaging Corporation of America hereby establishes the “PCA PERFORMANCE INCENTIVE PLAN” (the “Plan”), set forth herein on the date first above written. The purpose of this Plan is to create value for the stockholders of Packaging Corporation of America by reinforcing a results-oriented management culture by providing cash incentive opportunities focused on the Company’s performance and financial and operating success.

SECTION 2 — Plan Definitions

(a)	Base Incentive Award Pool means, with respect to each Performance Period, the amount of dollars as determined by the Compensation Committee pursuant to Section 4.1, that may be payable under this Plan for all Participants for such Performance Period.

(b)	Board means the Board of Directors of PCA.

(c)	Code means the Internal Revenue Code of 1986, as amended.

(d)	Company means Packaging Corporation of America and any successor employer, which adopts or assumes this Plan (collectively, “PCA”), and any subsidiary corporation designated by the Board as eligible to participate in this Plan; except that when used with reference to authority under this Plan, Company shall mean PCA exclusively.

Compensation Committee means those members of the Compensation Committee of the Board

(e)	Individual Actual Incentive Award means the actual incentive award to be paid to each Participant as determined by the Compensation Committee pursuant to Section 4.2.

(f)	Individual Base Incentive Award is defined in Section 4.1.

(g)	Maximum Base Incentive Award Pool for any Performance Period means $20,000,000.

(h)	Maximum Individual Base Incentive Award for any Performance Period means $5,000,000.

(i)	Participants for any Performance Period mean the group of all persons who have been approved for participation in this Plan for that Performance Period pursuant to Section 3.1.

(j)

Performance Measures for purposes of the Plan means earnings per share; total shareholder return; cash flow; operating income; sales growth; common stock price; return on equity; return on assets; return on investment; net income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization and/or margins (expressed as net income or one or more of the foregoing earnings measures expressed as a percentage of sales). Where applicable, Performance Measures may be expressed in terms of attaining a specified level of the particular measure or the attainment of a percentage increase or decrease in the particular measure, and may be applied to one or more of PCA and/or any of its affiliates or a department, division or strategic business unit of any of the foregoing, or may be applied to the performance of PCA and/or one or more of its affiliates relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The Performance Measures may be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. Each of the Performance Measures shall be determined, where applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Compensation Committee; provided that the Compensation Committee shall have the authority to make equitable adjustments to the foregoing business criteria applicable to any Performance Period in recognition of the following factors: (i) unusual or non-recurring events affecting PCA and/or any of its affiliates or the financial statements of PCA and/or any of its affiliates, (ii) in response to changes in applicable laws or regulations (including tax laws, accounting principles or other laws or provisions affecting reported results), (iii) to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, (iv) asset write-downs, , (v) accruals for reorganization and restructuring programs, and (vi) acquisitions or divestitures. To the extent that such inclusions or exclusions affect payments to covered employees (within the meaning of Section 162(m) of the Code which are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder, such adjustments shall be prescribed in a form that meets the requirements of Section 162(m) of the Code.

(k)	Performance Period means each consecutive twelve-month period commencing January 1 of each calendar year.

SECTION 3 — Eligibility and Participation

3.1 Participation.    The Compensation Committee will determine the Participants in this Plan for each Performance Period within 90 days after the commencement of the applicable Performance Period.

3.2 Cessation of Participation.    The Compensation Committee may withdraw its approval of an existing position at any time during the Performance Period. A Participant whose employment is terminated during the Performance Period for reasons other than disability, death, or retirement under a Company retirement plan shall forfeit participation in this Plan and shall not be entitled to any payments hereunder for the Performance Period in which his termination occurs. At the sole discretion of the Compensation Committee, participation may be prorated for Participants who become disabled, die, retire or are assigned to a non-eligible position during the Performance Period; provided, that in the case of a retirement or assignment to non-eligible position, the award for the applicable Performance Period shall be the prorated portion of the Individual Base Incentive Award for that Performance Period as determined on the basis of achievement of the performance goals determined by the Compensation Committee as provided in Section 4.1(b).

SECTION 4 — Awards

4.1 Incentive Base Award Pool and Individual Incentive Base Awards.

(a)	Within 90 days after the commencement of each Performance Period (and before more than 25% of the Performance Period has expired), the Compensation Committee shall establish for such Performance Period: (i) performance goals for purposes of determining the Base Incentive Award Pool; and (ii) the portion of the Base Incentive Award Pool for each Participant (the “Individual Base Incentive Award”). The performance goals established for any Performance Period shall be based on one or more of the Performance Measures, shall be objective (as that term is described in regulations under Section 162(m) of the Code) and shall be established in writing by the Compensation Committee while the outcome of the performance goals is substantially uncertain. The performance goals established by the Compensation Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance.

(b)

The Compensation Committee shall, promptly after the date on which all necessary financial and other information becomes available for each Performance Period, certify the degree to which performance was achieved based upon actual performance against the performance goals established pursuant to Section 4.1(a) and, based on such level of achievement, establish the Base Incentive Award Pool and the Individual Base Incentive Awards for such Performance Period. Notwithstanding anything to the contrary herein contained, for any Performance Period, in no event shall (i) the Incentive Base Award Pool exceed the Maximum Base Incentive Award Pool or (ii) any Individual Base Incentive Award exceed the Maximum Individual Base Incentive Award.

4.2 Determination of Individual Actual Incentive Awards.    At or around the time of the certifications described in Section 4.1(b), subject to the next sentence, the Compensation Committee shall approve the Individual Actual Incentive Awards for the Participants. In its sole discretion, the Compensation Committee shall have the right to reduce, but not increase, each Participant’s Individual Actual Incentive Award as compared to such Participant’s Individual Base Incentive Award. In exercising such discretion, the Compensation Committee shall take into account such factors as it deems relevant, which may include individual performance criteria and goals and/or corporate, subsidiary, division or group performance criteria and goals.

SECTION 5 — Compensation Committee Authority.    The Compensation Committee shall have the right at any time in its sole discretion to modify (but not increase), eliminate or withdraw for such Performance Period or any other periods as it may determine, any payments under Section 4 hereof, in part or in whole.

SECTION 6 — Payment of Individual Awards.    Subject to any Participant’s right to defer awards under other Company plans, Individual Actual Incentive Awards will be paid to Participants in cash as soon as practical following the determination thereof, and shall be made no later than the 15th day of the third month following the Performance Period for which the awards relate. The Company shall have the right to deduct from all payments made under this Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, state, foreign, city or local taxes required by law to be withheld with respect to such payments.

SECTION 7 — Administration.    This Plan shall be administered by the Compensation Committee. If the Compensation Committee is not comprised of “outside directors” as defined in Section 162(m) of the Code, then by a subset of the Compensation Committee comprised of at least two “outside directors”. Any interpretation of this Plan and any decision on any matter pertaining to this Plan made by the Compensation Committee in its discretion shall be final, binding, and conclusive upon all persons.

SECTION 8 — Employment Rights and Other Benefit Programs.    This Plan does not constitute a contract of employment, and participation in this Plan will not give a Participant the right to continue in the employ of the Company on a full-time, part-time, or any other basis. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company to terminate, with or without cause, any Participant’s employment at any time. Participation in this Plan will not give any Participant any right or claim to any benefit under this Plan, unless such right or claim has specifically been granted by the Compensation Committee in writing under the terms of this Plan.

SECTION 9 — Amendment and Termination.    The Compensation Committee, in its absolute discretion and without notice, may at any time and from time to time modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate this Plan entirely; provided that the Compensation Committee may not terminate the obligation of the Company to pay an Individual Actual Incentive Award to a Participant after approval thereof, without the consent of such Participant.

SECTION 10 — Applicable Laws.    This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Illinois, without regard to its conflict of laws principles.

SECTION 11 — Interests Not Transferable.     Any interests of Participants under this Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

SECTION 12 — Severability.    In the event any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in this Plan.

SECTION 13 — Effect on Other Plans or Agreements.    Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Cheryl K. Beebe	☐	☐	☐	02 - Hasan Jameel	☐	☐	☐	03 - Mark W. Kowlzan	☐	☐	☐

04 - Robert C. Lyons	☐	☐	☐	05 - Thomas P. Maurer	☐	☐	☐	06 - Samuel M. Mencoff	☐	☐	☐

07 - Roger B. Porter	☐	☐	☐	08 - Thomas S. Souleles	☐	☐	☐	09 - Paul T. Stecko	☐	☐	☐

10 - James D. Woodrum	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of Performance Incentive Plan.	☐	☐	☐	3.	Proposal to approve our executive compensation.	☐	☐	☐

4.	Proposal to ratify appointment of KPMG LLP as our auditors.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Packaging Corporation of America

1955 West Field Court

Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints MARK W. KOWLZAN, RICHARD B. WEST and KENT A. PFLEDERER as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 16, 2015, at the annual meeting of stockholders to be held on May 12, 2015 and at any and all adjournments thereof.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068.

A vote “FOR” all of the nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4 is recommended by the Board of Directors.

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder.

If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposals 2, 3 and 4.